Exhibit 99.2

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

MANITOWOC COMPANY COMPLETES

NEW FIVE-YEAR, $300-MILLION REVOLVING CREDIT FACILITY

MANITOWOC, Wis. – June 13, 2005 – The Manitowoc Company, Inc. (NYSE: MTW) today announced it has entered into a new five-year, $300-million, secured revolving credit facility, which replaces a $125-million facility that was due to expire in May 2006.

“We are very pleased with this new credit agreement,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer. “In addition to providing us with increased flexibility to support our growth strategies and pursue future opportunities, the new facility offers more favorable provisions, including the option of increasing the line at a later date to $550 million under the same terms.”

A syndicate of 13 banks is providing the new credit facility, and J.P. Morgan Securities Inc. acted as Sole Bookrunner and Sole Lead Arranger. JPMorgan Chase Bank, N.A. served as Administrative Agent and Bank of America, N.A. served as Syndication Agent. Documentation agents were Deutsche Bank, BNP Paribas, and U.S. Bank.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720